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      MAXXAM Inc.
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

May 2, 2000

Dear Shareholder:

MAXXAM'S WHITE PROXY CARD affords you the opportunity to elect five outstanding and highly qualified directors to MAXXAM's Board of Directors - ROBERT J. CRUIKSHANK, J. KENT FRIEDMAN, EZRA G. LEVIN, STANLEY D. ROSENBERG, and MICHAEL
J. ROSENTHAL. These gentlemen (bios attached for your review) possess more than 150 combined years of outstanding business and management experience in the fields of finance, law, and accounting and will actively work to serve the interests of all shareholders. You are urged to vote "FOR" their election.

Over the last year MAXXAM's Board helped to successfully negotiate the landmark Headwaters Agreement and has overseen the Company's efforts to make itself as competitive as possible within each of its operating segments. These efforts have resulted in 2000 first quarter results in which MAXXAM recorded a $73 million improvement in operating income compared with last year's first quarter.

Nevertheless, an allegedly "concerned" committee of shareholders - the Rose Foundation and the United Steelworkers of America (USWA) - has asserted that the Company's Board needs "perspective."<F1> To provide this "perspective," Rose/USWA have nominated two professional politicians - Paul Simon and Abner Mikva - as their personal, hand selected representatives to the Board. Shareholders should be aware that Messrs. Simon and Mikva have displayed a "perspective" that, the Company believes, has been adverse to MAXXAM and its shareholders.

Paul Simon's Corporate "Record"

Paul Simon once told a columnist that "I don't want to become too acceptable to
 . . . corporate boards."<F1> MAXXAM believes that the following votes he cast, among many others, indicate that he succeeded:

>> Paul Simon supported a proposal to impose a BTU tax that would have substantially increased the price of energy, including electricity for companies like MAXXAM with operations in aluminum and forest products. (1993 U.S. Senate vote #40)
>> Paul Simon voted against the Northwest Power Planning and Conservation Act that has allowed aluminum companies like Kaiser Aluminum to purchase competitively priced power from the Bonneville Power Administration. (1980 U.S. House of Representatives vote #559)
>> Paul Simon received an average score of 28% from the U.S. Chamber of Commerce for his low level of support for U.S. businesses like MAXXAM. (Congressional Quarterly Almanac, 1980 - 1994)<F1>

Read What the Chicago Tribune says about Abner Mikva

The Chicago Tribune has written that Mr. Mikva is "hamstrung by an obvious unfamiliarity with the details of MAXXAM's business" and that he appeared to be reading from a script to explain why he wanted to be on MAXXAM's Board. The Tribune said: "If it (the interview) were an audition, he wouldn't get the part." (Article by David Greising, 4/9/1999).<F1> MAXXAM believes that some of Mr. Mikva's votes in Congress reveal similar unfamiliarity with the needs of the Company and its shareholders. For instance:

>> Messrs. Mikva and Simon voted for passage of the National Energy Policy Act, legislation that was estimated by the Senate Energy and Natural Resources Committee to result in an increase in aluminum prices of up to seven percent. Companies with aluminum operations would have had to absorb some or all of the costs associated with this price increase. (1977 U.S. House of Representatives vote #482, 1977 CQ Almanac)

Mikva's and Simon's Constituents

MAXXAM believes that, given their political backgrounds, Messrs. Mikva and Simon would be highly receptive to the concerns of their core constituencies who nominated them -- the Rose Foundation and the USWA. Consider the following Rose/USWA actions, which MAXXAM believes to be anti-shareholder, anti-customer, and anti-employee. Do these sound like "concerned" shareholders to you?

The Rose Foundation

>> The Rose Foundation has sought to force MAXXAM's Pacific Lumber subsidiary to give away up to 63,000 acres of its valuable timberlands and cause the loss of hundreds of jobs so that the radical "debt for nature" agenda it shares with EarthFirst! (an organization that advocates "Visualize Industrial Destruction") can be achieved. Indeed, it now acknowledges that its "debt for nature" advocacy "helped spark" (Rose Foundation's own words!) the very litigation used by the government against MAXXAM that Rose/USWA hypocritically refer to as a purported concern.<F1>
>> The Rose Foundation has sought to freeze MAXXAM's assets, "urged" public pension fund divestment of the Company's stock, and implied that it was responsible for the divestment by one such fund.<F1>
>> The Rose Foundation's President Jill Ratner provided legal advice to an individual in a lawsuit that, upon its dismissal, was found by a federal judge to be frivolous and awarded MAXXAM significant attorneys' fees.<F1>
>> Institutional Shareholder Services has written that the Rose Foundation has demonstrated a "disregard for the interest of shareholders."<F1>

United Steelworkers of America

The USWA has joined with EarthFirst! and others in a corporate campaign against MAXXAM and Kaiser Aluminum. As part of this campaign, the USWA has:

>>   Sued the Pacific Lumber Company over the Headwaters Agreement
>> Continued to pressure numerous Kaiser Aluminum customers to drop Kaiser as a supplier
>> Urged the Bonneville Power Administration to deny Kaiser Aluminum access to competitively priced power for Kaiser's aluminum smelters.
>> Institutional Shareholder Services has written that several of these corporate campaign tactics demonstrate that "the interests of the USWA are not necessarily aligned with those of shareholders."

Reject the Rose Foundation/USWA nominees to the Board of Directors. Vote for MAXXAM'S nominees on the WHITE PROXY CARD.

Sincerely,



Charles E. Hurwitz
Chairman and Chief Executive Officer
MAXXAM Inc.

>> VOTE "FOR" ROBERT J. CRUIKSHANK, STANLEY D. ROSENBERG, and MICHAEL J. ROSENTHAL as Common Directors; EZRA LEVIN AND J. KENT FRIEDMAN as General Directors
>> VOTE "AGAINST" the CLASSIFIED BOARD, CUMULATIVE VOTING, AND INDEPENDENT DIRECTOR DEFINITION PROPOSALS
>> COMPLETE, DATE, AND SIGN MAXXAM'S WHITE PROXY CARD as recommended in this letter and return it in the postage prepaid envelope provided with the proxy statement. DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM ANYONE OTHER THAN MAXXAM.
>> If your shares are held with a brokerage firm, YOUR BROKER CANNOT VOTE YOUR SHARES UNLESS THEY RECEIVE YOUR SPECIFIC INSTRUCTIONS. Please contact the person responsible for your account with your voting instructions.
>> If you have any QUESTIONS, please call MAXXAM's proxy solicitors MACKENZIE PARTNERS toll free at 800-322-2885.

<F1> No permission has been sought or received to quote from, or refer to, published materials cited in this letter.

                            MAXXAM INC. DIRECTOR BIOS


MICHAEL J. ROSENTHAL

Michael J. Rosenthal, age 56, is a nominee for election as a common director of the company to serve until the 2001 Annual Meeting of stockholders. Since 1986, Mr. Rosenthal has served as chairman and president of M.J. Rosenthal and Associates, Inc., an investment company. From 1984 to 1986, Mr. Rosenthal served as a partner and a managing director of Wesray Capital Corporation, an investment company, and, prior to that, was senior vice president and managing director of the Mergers and Acquisitions department of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Rosenthal serves as a director of Star Corrugated Box Company and has served as chairman, a director and/or chief executive officer of a number of companies including: American Vision Centers, Northwestern Steel & Wire Company, and Wilsons Sporting Goods Company. Mr. Rosenthal is a C.P.A. and holds a J.D. degree with honors from New York University Law School, an M.B.A. with honors from the Columbia University Graduate School of Business, and a B.A. from McGill University.

J. KENT FRIEDMAN

J. Kent Friedman, age 56, is a nominee for election as a general director to serve until the 2003 Annual Meeting of stockholders. Since December 1999, Mr. Friedman has served as general counsel of MAXXAM Inc. Prior to joining the company, Mr. Friedman was a partner of the law firm Mayor, Day, Caldwell & Keeton, where he was one of the founding partners and served as the managing partner for over a decade. During his career, Mr. Friedman has represented numerous well-known institutions in Houston, including serving as general counsel for the Houston Astros and as special counsel for the Port of Houston. Mr. Friedman has also been extremely active in Houston-area public affairs, serving as campaign or finance chair for numerous elected officials including Mayor Lee Brown, former Mayors Fred Hofheinz and Jim McConn, and the late congressman Mickey Leland. Mr. Friedman earned B.B.A. and J.D. degrees from Tulane University and a Master of Laws Degree from Boston University.

EZRA G. LEVIN

Ezra G. Levin, age 64, was first elected as a director of the company in May 1978. Mr. Levin has been involved in corporate law for more than 35 years as a counselor, teacher and director. He has served as a director of Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation since July 1991 and November 1988, respectively, and also served as a director of Kaiser from April 1988 to May 1990. Since February 1993, Mr. Levin has served as a director of The Pacific Lumber Company and Scotia Pacific L.L.C. Mr. Levin is a partner in the law firm of Kramer, Levin, Naftalis & Frankel. Mr. Levin received an A.B. degree in 1955, and an LL.B. degree in 1959, from Columbia University.

ROBERT J. CRUIKSHANK

Robert J. Cruikshank, age 67, has served as a director of the company since May 1993. In addition, he has served as a director of Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation since January 1994. Mr. Cruikshank was a senior partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement from that firm in March 1993. Mr. Cruikshank served on the board of directors of Deloitte Haskins & Sells from 1981 to 1985 and as managing partner from June 1974 until its merger with Touche Ross & Co. in December 1989. Mr. Cruikshank also serves as a director and on the compensation committee of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, coal and transportation businesses; as a director of Texas Biotechnology Incorporated; as a trust manager of Weingarten Realty Investors; as a director of American Residential Services, Inc.; and as advisory director of Compass Bank - Houston. Mr. Cruikshank received a B.A. degree in 1955, from Rice University, and is a C.P.A.

STANLEY D. ROSENBERG

Stanley D. Rosenberg, age 66, was first elected to the board of directors of the company in June 1981. Mr. Rosenberg is a partner in the law firm of Arter & Hadden LLP. He was a partner in the law firm of Oppenheimer, Rosenberg & Kelleher, Inc. from its inception in 1971 until February 1990, from which time he served as Of Counsel to that firm through June 1993. Mr. Rosenberg received a B.B.A. degree with honors in 1953, and an LL.B. degree with honors in 1955, from the University of Texas, where he also served as the editor of the Texas Law Review.